Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Jeff Bergau jeff.bergau@arcadiabio.com +1-312-217-0419

ARCADIA BIOSCIENCES ANNOUNCES SECOND-QUARTER AND FIRST-HALF 2016

FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

DAVIS, Calif. (August 9, 2016) – Arcadia Biosciences, Inc. (Nasdaq: RKDA), an agricultural technology company that creates value for farmers while benefitting the environment and enhancing human health, today released its financial and business results for the second-quarter and first-half of 2016.

The company’s loss from operations was $4.3 million in the second quarter of 2016 compared to $3.5 million in the second quarter of 2015. Net loss attributable to common stockholders in the second quarter of 2016 was $4.6 million, consistent with the comparable period in 2015.

For the first half of 2016, loss from operations was $9.2 million compared to a loss from operations for the first half of 2015 of $7.3 million. Net loss attributable to common stockholders for the first half of 2016 was $9.7 million, an improvement of 20% over the comparable period loss of $12.3 million.

Cash on hand and liquid investments at the end of the second quarter totaled $61.1 million.

“Arcadia is well positioned to deliver long-term value for growers and consumers worldwide,” said Raj Ketkar, President and CEO, who joined the company in late May. “We have made meaningful progress this quarter, and we will continue to focus on the near-term opportunities in our portfolio while optimizing how we invest our resources, building strategic partnerships and advancing our late-stage products towards commercialization.”

Business and Technology Highlights

Arcadia made the following business and technical achievements in the second quarter of 2016:

•

Arcadia Names New CEO.  Raj Ketkar joined the company as president and chief executive officer on May 23, 2016, bringing 35 years of agriculture and agricultural biotechnology business experience in the US and internationally. Most notably, as managing director of Mahyco-Monsanto Biotech India, Ltd., Ketkar led the launch of Bt cotton, the country’s first agricultural biotechnology product.

•

HB4 Soybean Regulatory Submission to the FDA. Working through its Verdeca joint venture, Arcadia made a regulatory submission to the FDA for use of HB4 soybean in food and feed, further advancing HB4 soybean toward commercialization.

•

Milestone Achieved in the Development of High-Value Specialty Oil.  In partnership with DuPont Pioneer, Arcadia completed successful field trials of safflower plants that produce high levels of arachidonic acid (ARA) oil, a high-value, specialty nutritional oil for global consumer markets.

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

($ in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Favorable/	2016	2015	% Favorable/
			(Unfavorable)			(Unfavorable)
Total Revenues	721	1,430	(50)%	1,573	2,245	(30)%
Total Operating Expenses	5,010	4,977	(1)%	10,795	9,503	(14)%
Loss From Operations	(4,289)	(3,547)	(21)%	(9,222)	(7,258)	(27)%
Net Loss	(4,551)	(3,677)	(24)%	(9,741)	(9,480)	(3)%
Net Loss Attributable to Common Stockholders	(4,551)	(4,556)	0%	(9,741)	(12,251)	20%

Revenues

In the second quarter of 2016, revenues were $721,000 as compared with revenues of $1.4 million in the second quarter of 2015. The quarter-over-quarter results were impacted by the conclusion of certain contract research and government grant projects in 2015, as well as the timing of product sales. Similarly in the first half of 2016, overall revenues decreased to $1.6 million from $2.2 million as a result of lower revenue from contract and grant revenue, as well as accelerated license revenue recognition in 2015 associated with license terminations.

Operating Expenses

In the second quarter of 2016, operating expenses were $5.0 million, consistent with the second quarter of 2015. For the first half of 2016, operating expenses were $10.8 million, as compared with $9.5 million during the same period in 2015. Research and development (R&D) spending increased by $500,000, as the company began a major new program in corn trait development and commercialization. General and administrative (SG&A) expenses increased by $772,000, much of which was associated with operating as a public company.

Net Loss

Net loss for the second quarter of 2016 was $4.6 million, as compared to $3.7 million for the second quarter of 2015. Net loss for the first half of 2016 was $9.7 million, compared to $9.5 million for the first half of 2015. The net loss in the first half of 2015 included the effect of higher interest expense, and also was materially impacted by non-cash adjustments to the value of financing-related derivatives. Additionally, the 2015 net loss included the effect of a higher income tax provision.

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for the second quarter of 2016 was $4.6 million, comparable to 2015. Net loss attributable to common stockholders for the first half of 2016 was $9.7 million, compared to $12.3 million for the same period in 2015. The net loss attributable to stockholders in 2015 included adjustments associated with preferred share financing redemption rights and deemed dividends to a warrant holder.

Per share net loss attributable to common stockholders for the second quarter of 2016 was 10 cents, compared to 19 cents for the second quarter of 2015, and 22 cents for the first half of 2016, compared to 94 cents for the first half of 2015. The number of shares outstanding used to calculate the per-share losses attributable to common stockholders for each period is weighted and reflects the company’s change from a private to a public company in May 2015.

Conference Call and Webcast

The company has scheduled a conference call for 4:30 p.m. Eastern (1:30 p.m. Pacific) to discuss second-quarter and first-half results and the quarter and half’s key strategic achievements.

Interested participants can join the conference call using the following numbers:

U.S. Toll-Free Dial-In:	+1-844-243-4690
International Dial-In:	+1-225-283-0138
Passcode:	54921760

A live webcast of the conference call will be available on the “Investors” section of the Arcadia’s website at www.arcadiabio.com. Following completion of the call, a recorded replay will be available on the company’s investor website.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release and the accompanying conference call contain forward-looking statements about the company and its products, including statements relating to components of the company’s long-term financial success and ongoing plans; the company’s traits, commercial products, and collaborations; and the company’s ability to manage the regulatory processes for its traits and commercial products. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s and its partners’ ability to develop commercial products incorporating its traits and to complete the regulatory review process for such products; the company’s compliance with laws and regulations that impact the company’s business, and changes to such laws and regulations; and the company’s future capital requirements and ability to satisfy its capital needs.  Further information regarding these and other factors that could affect the company’s financial results is included in filings the company makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and additional information that will be set forth in its Form 10-Q for the quarter ended June 30, 2016. These documents are or will be available on the SEC Filings section of the Investor Relations pages of the company’s website at www.arcadiabio.com. All information provided in this release and in the attachments is as of the date hereof, and Arcadia Biosciences, Inc. undertakes no duty to update this information.

About Arcadia Biosciences, Inc.

Based in Davis, Calif., with additional facilities in Seattle, Wash. and Phoenix, Ariz., Arcadia Biosciences (Nasdaq: RKDA) develops agricultural products that create added value for farmers while benefitting the environment and enhancing human health. Arcadia’s agronomic performance traits, including Nitrogen Use Efficiency, Water Use Efficiency, Salinity Tolerance, Heat Tolerance and Herbicide Tolerance, are all aimed at making agricultural production more economically efficient and environmentally sound. Arcadia’s nutrition traits and products are aimed at creating healthier ingredients and whole foods with lower production costs. The company was previously listed in the Global Cleantech 100 and has been named one of MIT Technology Review’s 50 Smartest Companies. For more information, visit www.arcadiabio.com.

Arcadia Biosciences, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	June 30, 2016	December 31, 2015

Assets
Current assets:
Cash and cash equivalents	$27,360	$23,973
Short-term investments	26,872	26,270
Accounts receivable	177	706
Unbilled revenue	92	82
Inventories — current	306	294
Prepaid expenses and other current assets	1,390	692
Total current assets	56,197	52,017
Property and equipment, net	636	585
Inventories — noncurrent	1,874	1,867
Long-term investments	6,910	19,748
Other noncurrent assets	92	25
Total assets	$65,709	$74,242
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,570	$2,423
Amounts due to related parties	15	19
Unearned revenue — current	1,494	1,008
Total current liabilities	4,079	3,450
Notes payable	25,027	24,930
Unearned revenue — noncurrent	2,315	2,637
Other noncurrent liabilities	3,000	3,000
Total liabilities	34,421	34,017
Stockholders’ equity:
Common stock, $0.001 par value—400,000,000 and 140,000,000 shares authorized as of June 30, 2016 and December 31, 2015; 44,395,008 and 44,184,195 shares issued and outstanding as of June 30, 2016 and December 31, 2015	44	44
Additional paid-in capital	172,917	172,222
Accumulated deficit	(141,667)	(131,926)
Accumulated other comprehensive loss	(6)	(115)
Total stockholders’ equity	31,288	40,225
Total liabilities and stockholders’ equity	$65,709	$74,242

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Product	$65	$179	$320	$260
License	140	401	292	559
Contract research and government grants	516	850	961	1,426
Total revenues	721	1,430	1,573	2,245
Operating expenses:
Cost of product revenues	35	106	182	162
Research and development	2,216	2,086	4,418	3,918
Selling, general and administrative	2,759	2,785	6,195	5,423
Total operating expenses	5,010	4,977	10,795	9,503
Loss from operations	(4,289)	(3,547)	(9,222)	(7,258)
Interest expense	(327)	(775)	(654)	(1,242)
Other income (expense), net	76	735	152	(661)
Net loss before income taxes	(4,540)	(3,587)	(9,724)	(9,161)
Income tax provision	(11)	(90)	(17)	(319)
Net loss	(4,551)	(3,677)	(9,741)	(9,480)
Accretion of redeemable convertible preferred stock to redemption value	—	(879)	—	(2,574)
Deemed dividends to warrant holder	—	—	—	(197)
Net loss attributable to common stockholders	$(4,551)	$(4,556)	$(9,741)	$(12,251)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.10)	$(0.19)	$(0.22)	$(0.94)
Weighted-average number of shares used in per share calculations:
Basic and diluted	44,308,245	23,775,368	44,274,508	12,985,332
Other comprehensive income, net of tax
Unrealized gains on available-for-sale securities	25	—	109	—
Other comprehensive income	25	—	109	—
Comprehensive loss attributable to common stockholders	$(4,526)	$(4,556)	$(9,632)	$(12,251)

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,741)	$(9,480)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	147	141
Net amortization of investment premium	139	—
Stock-based compensation	393	924
Change in fair value of derivative liabilities related to convertible promissory notes	—	1,108
Gain on expiration of warrant and derivative liability related to notes payable upon IPO	—	(437)
Accretion of debt discount	98	343
Changes in operating assets and liabilities:
Accounts receivable	529	897
Unbilled revenue	(10)	168
Inventories	(19)	(100)
Prepaid expenses and other current assets	(670)	(426)
Other noncurrent assets	(67)	(59)
Accounts payable and accrued expenses	195	969
Amounts due to related parties	(4)	(46)
Unearned revenue	163	(584)
Net cash used in operating activities	(8,847)	(6,582)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(198)	(23)
Proceeds from sales and maturities of investments	12,205	—
Net cash provided by (used in) investing activities	12,007	(23)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock upon IPO	—	68,226
Payments of IPO issuance costs	—	(6,805)
Proceeds from issuance of notes payable	—	20,000
Payments of debt issuance costs	(46)	(290)
Proceeds from exercise of stock options and ESPP purchases	273	28
Payments on notes payable to related party	—	(8,000)
Payments on notes payable and convertible promissory notes	—	(3,122)
Net cash provided by financing activities	227	70,037
Net increase in cash and cash equivalents	3,387	63,432
Cash and cash equivalents — beginning of period	23,973	16,571
Cash and cash equivalents — end of period	$27,360	$80,003
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$474	$945
Cash paid for income taxes	$2	$149
NONCASH INVESTING AND FINANCING ACTIVITIES:
Accretion of redeemable convertible preferred stock	$—	$2,574
Deferred offering costs included in accounts payable and accrued expenses	$—	$1,488
Purchases of property and equipment included in accounts payable and accrued expenses	$—	$24
Reclassification of deferred IPO costs to equity	$—	$5,111
Deemed dividend to common stock warrant holder	$—	$197
Issuance of warrants and derivatives in connection with notes payable issuance	$—	$437
Stock option exercise cost included in accounts receivable	$30	$—
Conversion of preferred stock to common stock upon IPO	$—	$85,454

# # #